Exhibit 10.1

June 6, 2008

Mr. Francis C. Boyle

82 Teeter Rock Road

Trumbull, CT 06611

Dear Frank:

We are pleased to confirm our offer and your acceptance of the position of acting Chief Financial Officer effective June 1, 2008. This letter will confirm the compensation arrangements incident to this assignment.

Your salary will increase to an annual rate of $400,000 through December 31, 2008 and for up to one year while a search for a Chief Financial Officer is conducted. You will remain at that annual rate for 90 days following the date of employment of the successful candidate, at which time your salary will return to your prior annual salary of $250,000. If the search has not been completed by March 1, 2009, your salary will return to the annual rate of $250,000 effective June 1, 2009. You will report to Greg Milzcik, President and Chief Executive Officer, until such time that a Chief Financial Officer is named.

You will continue to participate in the company’s annual incentive program. Your target incentive will remain at 35% of salary with a maximum payout of 105% of salary. However, we will calculate the first five months of your 2008 annual incentive payment based on your prior annual salary, and the balance of the year will be based on your new annual salary of $400,000. This proration will increase your 2008 total cash compensation to $452,625 at targeted levels of Company performance and to a maximum of $688,875. The payouts to participants are subject to the provisions of the plan, and are scheduled to be paid in late February of the year immediately following the plan year (i.e., payouts for the 2008 plan year are expected to be paid in late February 2009).

You will continue to be eligible for consideration for long-term incentive grants annually. All existing long-term incentive grants are unaffected, and will continue to be subject to the terms and conditions contained in the applicable individual grant agreements.

June 6, 2008

Mr. Francis C. Boyle

In accordance with the Company’s stock ownership program, your fixed share guideline will continue to be 31,586 shares. This fixed share amount will not change regardless of future price fluctuations, and will not be impacted by your change in salary. The guideline will revert to a multiple of your prior annual salary of $250,000 if your ownership were to fall below that fixed share guideline at any time. Ownership includes directly and beneficially owned shares, and stock retained following the vesting of restricted stock or the exercise of stock options.

You will also continue to participate in the Company’s Senior Executive Enhanced Life Insurance Plan (SEELIP), which provides a universal life policy with a death benefit equal to four times your prior annual salary ($1,000,000) and an increasing cash value. SEELIP is an individual policy that you own and, as such, the policy is portable. Barnes Group Inc. pays the premium for as long as you remain with the Company. We will also provide an additional $600,000 of coverage (four times the additional $150,000 of salary) through our group term life program for up to one year.

You will continue as a participant in the Company Vehicles policy (No. 602) as part of your total compensation package. As you know, that policy is being revised to incorporate an allowance versus a leased car. We will provide you with the details of the revised program once it has been finalized later this month.

You will continue as a participant in the Company’s Salaried Retirement Income Plan (SRIP), Retirement Benefit Equalization Plan (RBEP), Supplemental Executive Retirement Plan (SERP), Retirement Saving Plan (RSP) and Employee Stock Purchase Plan (ESPP), subject to plan limits. The additional salary paid in 2008 and, if applicable, 2009 will be considered for purposes of all calculations incident to these plans.

Your participation in the Company’s Memberships, Clubs and Other policy (No. 308), Executive Health Examination program and Financial Planning/Tax Preparation program will be unaffected by this assignment. The additional compensation being provided during this assignment will not impact your benefits under the Severance Agreement (aka Change In Control Agreement), as amended, dated October 17, 1997, the Executive Separation Pay Plan, Short-Term Disability policy (No. 509) and Long Term Disability Coverage. All other benefit programs will be unaffected, although certain coverage levels may increase commensurate with your increase in salary.

This letter sets forth our offer of employment and is not intended to create an expressed or implied contract of any kind, nor shall it be construed to constitute a promise or contract of lifetime or continuing employment. Your employment with Barnes Group Inc. is at will and may be terminated at any time, with or without cause, by either you or the Company, subject to the notice requirements summarized above. The terms of this offer supersede and take the place of any prior written or oral offers of

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June 6, 2008

Mr. Francis C. Boyle 1

employment. Barnes Group Inc. also has the right to change, interpret, withdraw, or add to any of the policies, benefits, terms or conditions of employment at any time. The terms and conditions of this letter may only be amended or modified in writing by myself.

If you have any questions with regard to the above, please call me at (860) 973-2130 or Martin Van Walsum at (860) 973-2165.

Sincerely,

/s/ John R. Arrington
John R. Arrington
Senior Vice President, Human Resources

Agreed to and accepted:

/s/ F.C. Boyle	6/6/08
Francis C. Boyle	Date

cc:	G. Milzcik

S. Gates

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